Exhibit 99.1
FOR IMMEDIATE RELEASE
Lumos Pharma Announces the Promotion of COO and Chief Scientific Officer, John McKew, PhD, to President
AUSTIN, TX, August 2, 2021 - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, has announced that current Chief Operating Officer and Chief Scientific Officer, John McKew, PhD, was promoted to President of Lumos Pharma effective August 1, 2021 as part of the Company’s planned succession.

“I am excited to announce the promotion of John to President as part of the Lumos Pharma succession planning undergone by the Company and our Board of Directors,” commented Rick Hawkins, Chairman and CEO of Lumos Pharma. “I have worked with John for nearly ten years at both Lumos and, prior to that, in a collaboration during his tenure at the NIH. Our interactions over this period and John’s contributions as COO and Chief Scientific Officer at Lumos Pharma support our decision to turn over more responsibility to him. John has proven to be an outstanding leader, and this promotion is a testament to that and to his unwavering commitment to the Company”

John McKew, PhD has nearly 30 years of experience developing novel therapeutics during which he successfully advanced multiple therapies through preclinical and into clinical development. At Lumos Pharma, Dr. McKew has served as Chief Operating Officer since April 2020 and as Chief Scientific Officer since he joined the company in 2016. In these positions, he has helped identify clinical and commercial opportunities for Lumos Pharma and has played a key role in the development and implementation of the Company’s clinical and corporate strategy to support a successful path to commercialization and value creation.

Prior to Lumos Pharma, Dr. McKew served as Vice President of Research at aTyr Pharma where he led a research team discovering and advancing protein-based therapeutics for rare diseases. He has also served as Acting Scientific Director for the National Center for Advancing Translational Science (NCATS) intramural group, a part of the National Institute of Health (NIH). At NCATS, his lab’s work on rare diseases and public/private partnerships led to the collaborative advancement of several therapeutic candidates currently being commercialized by pharmaceutical companies. Prior to his position at the NIH, Dr. McKew held a Director level position at Wyeth Research, after beginning his career at Genetics Institute, Inc., before the two companies merged.

Beyond his work with Lumos Pharma, Dr. McKew is currently an Adjunct Professor at the Boston University School of Medicine and has previously served as the Chair Elect, Chair, and Immediate Past Chair of the American Chemical Society’s Northeastern section. Dr. McKew also serves on multiple translational review panels at the NIH and other funding agencies. He has over 70 peer-reviewed publications and granted patents. Dr. McKew graduated from State University of New York at Stony Brook with B.S. degrees in Chemistry and Biochemistry He completed his Ph.D. in Organic Chemistry at University of California, Davis and held post-doctoral research positions at the University of Geneva and Firmenich, SA.

Exhibit 99.1
“I am honored to accept the position of President of Lumos Pharma,” John McKew stated, “and look forward to continuing my work with Rick and the entire team to advance our current LUM-201 program for children with growth hormone deficiency and execute on our clinical and corporate goals.”

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2 clinical trial, the OraGrowtH210 Trial, and a PK/PD trial, the OraGrowtH212 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, anticipated market reception to our treatment regimen for PGHD and other indications, plans related to initiation and execution of clinical trials, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems, the outcome of our future interactions with regulatory authorities, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

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Exhibit 99.1
Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com